EXHIBIT B


                       RESOLUTIONS OF THE BOARD REGARDING
                   APPROVAL OF RENEWAL OF JOINT FIDELITY BOND

RESOLVED:      That the Managers, including a majority of Independent  Managers, hereby  ratify the renewal of the  fidelity  bond (the  "Fidelity
               Bond") issued by Federal Insurance Company and maintained jointly by the Directional Funds and Excelsior  Directional Hedge Fund of
               Funds,  Ltd.;  Excelsior  Venture  Partners III,  LLC;  Excelsior
               Venture  Investors III, LLC;  Excelsior  Absolute  Return Fund of
               Funds, LLC;  Excelsior Absolute Return Fund of Funds Master Fund,
               LLC;  Excelsior  Absolute Return Fund of Funds,  Ltd.;  Excelsior
               Buyout Investors, LLC; Excelsior Buyout Partners, LLC; UST Global
               Private Markets Fund,  LLC;  Columbia  Management  Multi-Strategy
               Hedge Fund, LLC; and BACAP Alternative  Multi-Strategy  Fund, LLC
               (collectively  the "Other  Insureds") in the amount of $6,000,000 and determine,  in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond,  which provides joint
               fidelity   coverage  to  the  Directional  Funds  and  the  Other
               Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Directional Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Directional Funds and the Other Insureds.

RESOLVED:      That  the  Managers,  including  a  majority  of  the Independent
               Directors/Managers,  hereby:  (i) authorize the Directional Funds to  share  in  the  payment  of the  annual  premium  of  $29,000 applicable to the Fidelity Bond in amounts equal to $4,577 and $222 for TI and TE, respectively, determined based upon the relative total assets of the Directional Funds and the Other
               Insureds; and (ii) determine that the portion of the premium to be paid by the Directional Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity
               Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Directional Funds is less than the premium the Directional Funds would have had to pay if it had provided and maintained a single insured bond.

RESOLVED:      That in the event the  amount  of the  Fidelity  Bond is required in the future to be  increased  in order to satisfy  the  minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Directional Funds be, and hereby is, authorized on behalf of the Directional Funds to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among the Directional Funds and the Other Insureds based


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               on the  relative  total assets of the  Directional  Funds and the
               Other Insureds determined as of the end of the month preceding the effective date of the change in coverage.

RESOLVED:      That the  Joint Insured  Fidelity  Bond  Agreement, currently  in existence among the Directional Funds and the Other Insureds shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds.

RESOLVED:      That Steven L. Suss,  be, and hereby is,  designated  to make all filings with the SEC and to give all notices on behalf of the Directional Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.